                                                                   Exhibit 99.1

NEWS RELEASE                                              FOR IMMEDIATE RELEASE

CONTACTS AT AEGIS:
------------------
(972) 830-1800
Matthew S. Waller      Chief Financial Officer
Scott D. Guffey        Vice President - Finance, Mergers & Acquisitions and
                       Investor Relations

CONTACTS AT QUESTOR:
--------------------
(212) 297-1599
Henry L. Druker        Questor Management Company
(212) 371-2200
Harry Savage           Robert Marston Corporate Communications, Inc.

                       AEGIS AND QUESTOR AMEND STOCK PURCHASE AGREEMENT Questor Renews Commitment to Invest $46.75 Million

IRVING, TEXAS AND SOUTHFIELD, MICHIGAN - October 22, 1999 - Aegis Communications Group, Inc. ("Aegis") and Questor Partners Fund II, L.P. ("Questor") today jointly announced that they have amended their previous agreement, which was announced August 26, 1999, under which Questor agreed to purchase $46.75 million of newly issued senior voting convertible preferred stock. In the interim period, Aegis' financial results have been lower than anticipated. As a result, Questor and Aegis have agreed to set the low end of the conversion price range at $1.00 versus the $1.35 provided for earlier. Aegis' common stock currently trades on the OTC Bulletin Board (symbol: AGIS), and on October 21, 1999, the last trade was executed at $0.6875. In addition, Questor's commitment is contingent on Aegis' achievement of projected financial performance for the quarter ended September 30, 1999. The parties also agreed to extend the termination date of the agreement from December 31, 1999 to January 31, 2000, although both continue to expect the transaction to be completed in the fourth quarter of 1999. All other material terms and conditions of the definitive agreement remain unchanged. Aegis anticipates that proceeds from Questor's investment will be used to reduce debt and provide access to additional working capital through its line of credit.

On an as converted basis and assuming a conversion price of $1.00 per share, Questor will own approximately 47% of Aegis' issued and outstanding common stock and approximately 38% of Aegis' fully diluted shares outstanding. The new preferred stock will vote on an as converted basis and thus will initially represent approximately 47% of the voting equity stock. In conjunction with the definitive preferred stock purchase agreement, Questor and Thayer will also execute a stockholders agreement, pursuant to which Questor and Thayer will, among other things, each designate six of twelve seats on a restructured Aegis Board.

The proposed transaction is subject to shareholder, bank and regulatory approvals, the amendment of Aegis' charter in certain respects to facilitate Questor's investment, and other customary terms and conditions.

                                    (more)

Questor Management Company, based in Southfield, Michigan, manages the Questor Partners Funds, which have more than $1 billion of committed equity capital. The Funds' objective is to acquire significant positions in companies that are underperforming, troubled, or have not met their owners' expectations, but offer the potential for superior returns with the application of appropriate levels of capital and turnaround or management expertise. Questor Partner Fund I's portfolio includes AP Automotive Systems, Inc., Toledo, Ohio; Channel Master, Inc., Smithfield, North Carolina; and Schwinn/GT Corp., Boulder, Colorado.

The Questor Partners Funds were founded by Jay Alix, founder of Jay Alix & Associates, the nation's leading turnaround and crisis management firm, and Dan Lufkin, co-founder of Donaldson, Lufkin & Jenrette. Other principals are Henry Druker, Michael D. Madden, Wallace L. Rueckel and Robert E. Shields.

Aegis Communications Group offers complete, integrated marketing services including customer acquisition, customer care, and marketing research to leading corporations. Aegis manages and operates a national network of client service centers, employing more than 8,000 people and housing 5,300 production workstations. Aegis' blue-chip client base includes American Express, AT&T, BellSouth, First USA, Integrion Financial Network, Citibank Universal Card Services, U S West Communications and Western Union, among others. Further information regarding Aegis and its services can be found on its web-site at www.aegiscomgroup.com.

Based in Atlanta, Georgia, Aegis' Elrick & Lavidge division is recognized as one of the premier custom marketing research firms in the United States. Established in 1951, Elrick & Lavidge provides clients, representing a broad range of industries, with customer satisfaction, quantitative and qualitative research, and marketing services. Elrick & Lavidge's clients include American Century, Compaq, Frito-Lay, Hallmark, 3M, and Procter & Gamble, among others. Further information regarding Elrick & Lavidge is available on its web-site at www.elavidge.com.

THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS CONTAINED IN THIS DOCUMENT THAT ARE NOT BASED ON HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS". TERMS SUCH AS "ANTICIPATES", "BELIEVES", "ESTIMATES", "EXPECTS", "PLANS", "PREDICTS", "MAY", "SHOULD", "WILL", THE NEGATIVE THEREOF AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE BY NATURE SUBJECT TO UNCERTAINTIES AND RISKS, INCLUDING BUT NOT LIMITED TO: OBTAINING THE REQUISITE SHAREHOLDER, BANK AND REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE QUESTOR EQUITY FINANCING; AEGIS' RELIANCE ON CERTAIN MAJOR CLIENTS; REALIZING COST REDUCTIONS AS A RESULT OF AEGIS' SITE MIGRATION PLAN; THE SUCCESSFUL COMBINATION OF ANTICIPATED REVENUE GROWTH WITH OPERATING EXPENSE REDUCTION TO RESULT IN IMPROVED PROFITABILITY AND CASH FLOW; GOVERNMENT REGULATION AND TAX POLICY; ECONOMIC CONDITIONS, COMPETITION AND PRICING; DEPENDENCE ON AEGIS' LABOR FORCE; RELIANCE ON TECHNOLOGY, TELEPHONE SERVICE DEPENDENCE; AND OTHER OPERATIONAL, FINANCIAL OR LEGAL RISKS OR UNCERTAINTIES DETAILED IN AEGIS' SEC FILINGS FROM TIME TO TIME.